As filed with Securities and Exchange Commission on December 18, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   E-REX, INC.
                                   -----------
               (Exact Name of Company as specified in its charter)

         Nevada                    000-27319                   88-0292890
         ------                    ---------                   ----------
(State of Incorporation)     (Commission file No.)      (IRS Employer ID Number)

                              8890 Coral Way, #220
                              Miami, Florida 33165
                              --------------------
                    (Address of principal executive offices)

                       AGREEMENT BETWEEN E-REX, INC., AND
                                 Jody M. Walker
                                 --------------
                          (Full title of the Agreement)

                             Carl Dilley, President
                                   E-REX, Inc.
                              8890 Coral Way, #220
                              Miami, Florida 33165
                              --------------------
                     (Name and address of agent for service)

                   Company's telephone number: (305) 554-9903

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed Maximum        Proposed Maximum
 Title of Securities to      Amount to be       Offering Price Per      Aggregate Offering       Amount of
     be Registered            Registered             Share(1)                Price(1)         Registration Fee
Common Shares                   12,582                 $0.56                  $7,046          $100 Minimum Fee

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

         Note: The document(s) containing the information concerning the Agreement between E-REX, INC. (the "Company"), and Jody M. Walker dated November 1, 2000, required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of
Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

         a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

         b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2000, June 30,2000 and September 30, 2000; and

         c. The Company's Current Reports on Forms 8-K subsequent to September 30, 2000, and up to and including the date of filing of this Registration statement.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The authorized stock of the Company consists of 100,000,000 authorized shares of Common Stock, par value $.001 per share, approximately 22,400,883 shares of which were outstanding as of September 30, 2000.

         Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

         All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Transfer Agent, Registrar and Warrant Agent

         The Company has appointed Nevada Agency and Trust, 50 West Liberty, Suite 880, Reno, NV 89501 as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5. Interests of Named Experts and Counsel.

         Not applicable.

ITEM 6. Indemnification of Directors and Officers.

         Registrant's Articles of Incorporation and Bylaws and the Nevada General Corporation Law provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. Exemption From Registration Claimed.

         Not applicable.

ITEM 8. Exhibits.

Exhibit
Number             Description
------             -----------

 4.1     Agreement between E-REX, Inc., and Jody M. Walker dated November 1,
         2000.

 5       Opinion of Counsel, The Business Law Group.

 23.1    Consent of Varma & Associates, Independent Certified Public
         Accountants.

 23.2    Consent of The Business Law Group (Included in Exhibit 5).

ITEM 9.  Undertakings

         1. The Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 12th day of December, 2000.

                                              E-REX, INC.


                                              By: /s/ Carl Dilley
                                                 -------------------------
                                                  Carl Dilley, CEO

         In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                        TITLE                       DATE
      ---------                        -----                       ----

/s/ Carl Dilley                 CEO/President/Director            12/12/00
---------------------------                                  -----------------
Carl Dilley

/s/ Donald A. Mitchell          Chairman/Director                 12/12/00
---------------------------                                  -----------------
Donald A. Mitchell

/s/ Jeffrey M. Harvey           Director                          12/12/00
---------------------------                                  -----------------
Jeffrey M. Harvey

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   E-REX, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX

Exhibit
Number         Description
------         -----------

 4.1     Agreement between E-REX, Inc., and Jody M. Walker dated November 1,
         2000.

 5       Opinion of Counsel, The Business Law Group

 23.1    Consent of Varma & Associates Independent Certified Public Accountants.

 23.2    Consent of The Business Law Group (Included in Exhibit 5).